Exhibit 21.1

Subsidiaries of WideOpenWest Finance, LLC and WideOpenWest Capital Corp

Subsidiary	State of Incorporation
WideOpenWest Networks, LLC	Delaware
WideOpenWest Michigan, LLC	Delaware
WideOpenWest Ohio, LLC	Delaware
WideOpenWest Illinois, LLC	Delaware
WideOpenWest Cleveland LLC	Delaware
Sigecom, LLC	Indiana
WideOpenWest Mid-Michigan Holdings, LLC	Delaware
WideOpenWest Mid-Michigan, LLC	Delaware
Kite Parent Corp.	Delaware
Knology, Inc.	Delaware
Knology of Montgomery, Inc.	Alabama
Knology Total Communications, Inc.	Alabama
Knology of the Wiregrass, Inc.	Alabama
Wiregrass Telcom, Inc.	Alabama
Communications One, Inc.	Alabama
Valley Telephone Co., LLC	Alabama
Knology Broadband, Inc.	Delaware
Knology Data Center Services, Inc.	Delaware
Knology of Central Florida, Inc.	Delaware
Knology Provider Solutions Group, Inc.	Delaware
Knology of Alabama, Inc.	Delaware
Knology of Augusta, Inc.	Delaware
Knology of Charleston, Inc.	Delaware
Knology of Columbus, Inc.	Delaware
Knology of Georgia, Inc.	Delaware
Knology of Huntsville, Inc.	Delaware
Knology of Kentucky, Inc.	Delaware
Knology of Knoxville, Inc.	Delaware
Knology of Nashville, Inc.	Delaware
Knology of South Carolina, Inc.	Delaware
Knology of South Dakota, Inc.	Delaware
Knology of Tennessee, Inc.	Delaware
Knology of Kansas, Inc.	Delaware
ITC Globe, Inc.	Delaware
Knology of Florida, LLC	Delaware
BHFC Publishing, LLC	Delaware

Subsidiary	State of Incorporation
Globe Telecommunications, Inc.	Georgia
Knology of the Valley, Inc.	Georgia
Knology Community Telephone, Inc.	South Dakota
Black Hills Fiber Systems, Inc.	South Dakota
Knology of the Plains, Inc.	South Dakota
Knology of the Black Hills, LLC	South Dakota
WOW Business Services, LLC	Delaware
Maryland Broadband, LLC	Delaware
Anne Arundel Broadband, LLC	Delaware